Exhibit (e)(6)

October 28, 2016

STRICTLY CONFIDENTIAL AND SUBJECT TO NDA

Applied Micro Circuits Corporation

4555 Great America Parkway, Suite 601

Santa Clara, California 95054

Attention:        Dr. Paramesh Gopi, Chief Executive Officer

Dear Dr. Gopi:

This letter agreement (the “Letter Agreement”) sets forth certain understandings between MACOM Technology Solutions Holdings, Inc. (“MACOM”) and Applied Micro Circuits Corporation (the “Company”) with respect to discussions between the parties relating to a possible strategic business combination of the Company and MACOM (a “Transaction”).

In consideration for the time, effort and expense incurred and anticipated to be incurred by MACOM in connection with pursuing a Transaction, from the date hereof until 11:59 p.m. Eastern Time on November 15, 2016 (as such period may be extended pursuant to the following sentence, the “Exclusivity Period”), the Company shall not, shall cause its directors, officers, employees, subsidiaries, and other controlled affiliates not to, and shall use its reasonable best efforts to cause its advisors, attorneys, accountants, consultants, financial advisors and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries, discussions or proposals regarding (including by providing any information to any person or entity for the purpose of making, evaluating, or determining whether to make or pursue, any inquiries or proposals with respect to), (ii) continue, propose, enter into or participate in negotiations or discussions with respect to, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement or understanding providing for, any Alternative Transaction (as defined below). Nothing contained herein shall prohibit the Company from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If, as of 11:59 p.m. Eastern Time on November 15, 2016, MACOM and the Company have not entered into definitive documentation in respect of a Transaction, then the Exclusivity Period shall terminate provided, that if both parties are working in good faith towards the execution of a definitive agreement with respect to a Transaction, and if neither party notifies the other in writing (including by email) that it does not wish to extend the Exclusivity Period as follows, then as of such day, such period shall be extended until the earlier of (i) 11:59 pm, Pacific time, on the 14th day following November 15, 2016 or (ii) the date of execution of the definitive written agreement between MACOM and the Company with respect to a Transaction. During the Exclusivity Period, the Company shall notify MACOM of any proposal regarding an Alternative Transaction within one business day of receipt of any such proposal.

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Notwithstanding the foregoing restrictions, the Company may (a) continue to grant the potential purchasers currently in discussions with the Company in respect of the Company’s ARM-based server processors and embedded computing products businesses, including the ARM Server Processor/X-Gene, ARM Embedded/Helix and legacy Power PC product families (collectively, the “Compute Business”) access to the data room containing customary diligence information related to the Compute Business for the purpose of evaluating a potential transaction to acquire the Compute Business (containing only the information contained in such data room relating to the Compute Business, being the same information relating to the Compute Business as is available to MACOM) and (b) permit the Company and Company’s representatives at Morgan Stanley & Co. LLC to answer diligence questions from such parties on behalf of the Company, provided in each case that (i) nothing in this sentence shall be construed to permit the sharing with such parties any of MACOM’s Confidential Information (as such term is defined in the Mutual Non-Disclosure Agreement by and between MACOM Technology Solutions Inc. and the Company dated as of July 26, 2016 (the “NDA”)), including the proposed potential business relationship or transaction between the Company and MACOM, (ii) only representatives from Morgan Stanley and the Company shall communicate with such parties regarding the Company, including the Compute Business, and (iii) nothing in this paragraph shall permit the Company to negotiate the price or terms of such potential transaction to acquire the Compute Business or to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement or understanding agreeing to any Alternative Transaction with any such parties, including in respect of the Compute Business, during the Exclusivity Period. In prioritizing requests from MACOM relative to the requests of any potential purchaser of the Compute Business permitted by this paragraph, Morgan Stanley and the Company shall at all times during the Exclusivity Period give highest priority to requests from MACOM.

The term “Alternative Transaction” means, other than any transaction involving MACOM or any of its affiliates, any (a) direct or indirect acquisition or purchase by any person or entity (including any “group,” as such term is used under the Exchange Act) of more than fifteen percent (15%) of the voting securities of, or equity interests in (or securities convertible into or exchangeable for voting securities of, or equity interests in), the Company or any of its subsidiaries, (b) merger, consolidation, spin-off, sale or license of a material portion of the assets of the Company or any of its subsidiaries (including the Compute Business), or a recapitalization, liquidation, dissolution or similar transaction involving the securities or the assets of the Company or any of its subsidiaries, or (c) other transaction which would reasonably be expected to impede, interfere with, prevent or materially delay a Transaction.

MACOM agrees that, for a period of 12 months from the date of this Letter Agreement, MACOM will not, directly or through another person, without the prior written consent of the Company: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or any assets of the Company or any subsidiary or division thereof (other than asset purchases in the ordinary course of business); (ii) effect, offer or

October 28, 2016	Confidential

propose (whether publicly or otherwise) to effect any tender or exchange offer, merger or other business combination involving the other party (iii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iv) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or its securities or assets; or (v) form, join or in any way participate in a “group” (as defined in Section 13 (d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; or (vi) publicly request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (provided that this sentence shall not prohibit MACOM from making a confidential request to the Company seeking an amendment or waiver of the provisions of this paragraph (the “Standstill”), which the Company may accept or reject in its sole discretion, as long as any such request is made in a manner that does not require public disclosure thereof by any person). The Company will enter into an agreement with the same Standstill terms as this Letter Agreement with any potential purchaser of the Compute Business who has not already agreed in writing to such Standstill, as a condition precedent to continued access to the Compute Business data room materials during the Exclusivity Period or to engaging with the Company or Morgan Stanley in communications regarding the Compute Business during the Exclusivity Period; provided, however, that no such Standstill will be required of any two potential purchasers of the Compute Business currently in discussions with the Company or Morgan Stanley.

The provisions of the Standstill above shall be inoperative and of no force or effect in the event that the Company fails to comply with its agreements in the last sentence of the immediately preceding paragraph. The provisions of the Standstill above shall be inoperative and of no force or effect if, from and after the date hereof: (a) any person or group shall have acquired or entered into a binding definitive agreement that has been approved by the Board of Directors of the Company (or any duly constituted committee thereof composed entirely of independent directors) to acquire more than 50% of the outstanding voting securities of the Company or assets of the Company or its subsidiaries representing more than 50% of the consolidated earnings power of the Company and its subsidiaries, taken as a whole, (b) any person commences a tender or exchange offer which, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of the Company, and in connection therewith, the Company files with the Securities and Exchange Commission a Schedule 14D-9 with respect to such offer that does not recommend that the Company’s stockholders reject such offer; or (c) the Company’s Board of Directors (or any duly constituted committee thereof composed entirely of independent directors) has determined in good faith, after consultation with outside legal counsel, that the failure to waive, limit, amend or otherwise modify the Standstill provisions, would be reasonably likely to be inconsistent with the fiduciary duties of the Company’s directors under applicable law; provided, however, that with respect to clauses (a), (b) and (c) of this sentence, MACOM shall not have solicited, initiated, encouraged or taken any action to facilitate or assist or participate with any such other person or group in connection with any of the transactions contemplated by clauses (a), (b) and (c) of this sentence.

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MACOM and the Company understand and agree that no contract or agreement providing for a Transaction shall be deemed to exist, directly or indirectly, between them unless and until a definitive written agreement approved by each of the party’s respective Board of Directors providing for a Transaction has been executed and delivered by the parties thereto and also agree that, unless and until a final definitive agreement providing for a Transaction has been executed and delivered, neither of them shall be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Letter Agreement except for the matters specifically agreed to in this Letter Agreement.

No provision of this Letter Agreement may be waived, amended or modified, in whole or in part, nor any consent given, unless approved in writing by a duly authorized representative of the applicable party to this Letter Agreement, which writing specifically refers to this Letter Agreement and the provision so amended or modified or for which such waiver or consent is given. In the event that any provision of this Letter Agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Letter Agreement will not in any way be affected or impaired thereby.

This Letter Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of laws principles thereof to the extent that such principles would direct a matter to another jurisdiction. Each party to this Letter Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Letter Agreement exclusively in the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware and irrevocably submits to the exclusive jurisdiction of such courts.

MACOM and the Company agree that the existence and contents of this Letter Agreement shall be kept strictly confidential, and each of MACOM and the Company agree that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its or any its subsidiaries affiliates, directors, officers, employees, or Representatives to, disclose the existence or contents of this Letter Agreement; provided that the parties may disclose the terms and existence of this Letter Agreement if required by law or legal process. This Letter Agreement shall be subject to the terms and provisions of the NDA.

This Letter Agreement may be executed in any number of counterparts, including by pdf or facsimile transmission, and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

October 28, 2016	Confidential

If the terms of this Letter Agreement are in accordance with your understandings with MACOM, please sign and return the enclosed duplicate of this Letter Agreement, whereupon this Letter Agreement shall constitute a binding agreement between us.

Very truly yours,

MACOM Technology Solutions Holdings, Inc.

By:
Name: John Croteau
Title: President and Chief Executive Officer

Accepted and agreed to as of

the date first above written:

Applied Micro Circuits Corporation

By:
Name: Paramesh Gopi
Title: President & CEO

Date: